Investment Company Act File No. 811-22763

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940   ☒

AMENDMENT NO. 9   ☒

CPG CARLYLE COMMITMENTS FUND, LLC
(Exact Name of Registrant as Specified in its Charter)

805 Third Avenue
New York, New York 10022
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 317-9200

Mitchell A. Tanzman
c/o Central Park Advisers, LLC
805 Third Avenue
New York, New York 10022
(Name and Address of Agent for Service)

Copy to:

Stuart H. Coleman, Esq.
Brad A. Green, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-3000

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(a)(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

CPG CARLYLE COMMITMENTS FUND, LLC

July 2019

Supplement to the Confidential Memorandum

Dated March 30, 2018

A REGISTRATION STATEMENT TO WHICH THE CONFIDENTIAL MEMORANDUM RELATES HAS BEEN FILED BY CPG CARLYLE COMMITMENTS FUND, LLC (THE "FUND") PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, CLASS A AND CLASS I UNITS OF BENEFICIAL INTEREST (THE "UNITS") OF THE FUND ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH UNITS ARE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(A)(2) OF THE 1933 ACT. INVESTMENT IN THE FUND MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES WHICH ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THE CONFIDENTIAL MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY UNITS. UNITS OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. THE FUND IS AN ILLIQUID INVESTMENT. INVESTORS HAVE NO RIGHT TO REQUIRE THE FUND TO REDEEM THEIR UNITS.

THE CARLYLE GROUP L.P. (AND ITS AFFILIATES) (COLLECTIVELY, "CARLYLE") IS NOT AN ADVISER OR AFFILIATE OF THE FUND OR CPG CARLYLE COMMITMENTS MASTER FUND, LLC (THE "MASTER FUND"). FURTHERMORE, NEITHER THE FUND NOR THE MASTER FUND IS SPONSORED, ENDORSED, SOLD OR PROMOTED BY CARLYLE. CARLYLE MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF UNITS OF THE FUND, THE OWNERS OF INTERESTS IN THE MASTER FUND OR ANY OTHER PERSON REGARDING THE ADVISABILITY OF INVESTING IN THE FUND OR THE MASTER FUND. CERTAIN INFORMATION IN THE CONFIDENTIAL MEMORANDUM RELATING TO CARLYLE AND THE UNDERLYING CARLYLE FUNDS HAS BEEN DERIVED BY THE FUND FROM MATERIALS FURNISHED BY CARLYLE. CARLYLE MAKES NO REPRESENTATION REGARDING, AND EXPRESSLY DISCLAIMS ANY LIABILITY OR RESPONSIBILITY TO ANY RECIPIENT OF THE CONFIDENTIAL MEMORANDUM FOR, SUCH INFORMATION OR ANY OTHER INFORMATION SET FORTH THEREIN OR HEREIN. FURTHER, CARLYLE HAS NO OBLIGATION TO TAKE THE NEEDS OF THE OWNERS OF UNITS OF THE FUND, OR THE OWNERS OF INTERESTS IN THE MASTER FUND, INTO CONSIDERATION WHEN MANAGING THE UNDERLYING CARLYLE FUNDS.

BY ACQUIRING UNITS OF THE FUND, AN INVESTOR ACKNOWLEDGES AND AGREES THAT: (I) ANY INFORMATION PROVIDED BY THE FUND, CENTRAL PARK ADVISERS, LLC, THE FUND'S INVESTMENT ADVISER (THE "ADVISER"), OR ANY AFFILIATES THEREOF (INCLUDING INFORMATION SET FORTH IN THE CONFIDENTIAL MEMORANDUM) IS NOT A RECOMMENDATION TO INVEST IN THE FUND AND THAT NONE OF THE FUND, THE ADVISER OR ANY AFFILIATES THEREOF IS UNDERTAKING TO PROVIDE ANY INVESTMENT ADVICE TO THE INVESTOR (IMPARTIAL OR OTHERWISE), OR TO GIVE ADVICE TO THE INVESTOR IN A FIDUCIARY CAPACITY IN CONNECTION WITH AN INVESTMENT IN THE FUND AND, ACCORDINGLY, NO PART OF ANY COMPENSATION RECEIVED BY THE ADVISER IS FOR THE PROVISION OF INVESTMENT ADVICE TO THE INVESTOR; AND (II) THE ADVISER HAS A FINANCIAL INTEREST IN THE INVESTOR'S INVESTMENT IN THE FUND ON ACCOUNT OF THE FEES IT EXPECTS TO RECEIVE FROM THE FUND AS DISCLOSED IN THE CONFIDENTIAL MEMORANDUM, THE FUND'S LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME, AND ANY OTHER FUND GOVERNING DOCUMENTS.

CPG Carlyle Commitments Fund, LLC Supplement

July 2019

The information set forth below supplements and supersedes any contrary information contained in the Confidential Memorandum dated March 30, 2018 (the "Memorandum") of CPG Carlyle Commitments Fund, LLC (the "Fund"). Prospective Investors are urged to read carefully the Fund's Memorandum and Limited Liability Company Agreement, as amended and restated from time to time. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Memorandum. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Investor Application/Subscription Agreement.

*            *            *

Effective August 1, 2019, SS&C Technologies, Inc. and its affiliates DST Asset Manager Solutions, Inc. and ALPS Fund Services, Inc. (collectively, the "Administrator") will replace UMB Fund Services, Inc. as the administrator, fund accountant and transfer agent of the Fund and the Master Fund. UMB Bank, N.A. will continue to serve as the Fund and the Master Fund's custodian.

Questions and requests for information may be directed to the Administrator at:

SS&C ALPS Retail Alternatives Group
Central Park Group
P.O. Box 219300
Kansas City, Missouri 64121-9300
(833) 216-6152 (fax)

The second paragraph of the section of the Memorandum entitled "Summary of Terms—Other Fees and Expenses" is amended to read as follows:

SS&C Technologies, Inc. and its affiliates DST Asset Manager Solutions, Inc. and ALPS Fund Services, Inc. (collectively, the "Administrator") perform certain administration, accounting and transfer agency services for the Fund and the Master Fund. In consideration of these services, the Master Fund pays the Administrator an annual fee calculated based upon the net assets of the Master Fund (subject to certain minimums), as well as certain other fixed or transactional fees, and reimburses certain of the Administrator's expenses, and the Fund pays the Administrator a flat annual fee.

The penultimate paragraph of the section of the Memorandum entitled "Fees and Expenses" is amended to read as follows:

The Administrator performs certain administration, accounting and transfer agency services for the Fund and the Master Fund. For these services, the Administrator is paid a fee at the annual rate of 0.08% of the Master Fund's net assets up to $1 billion and 0.06% of the Master Fund's net assets in excess of $1 billion, subject to a minimum annual fee, in addition to certain other fixed or transactional fees, and is reimbursed certain expenses.

*            *            *

As part of the Fund's investment strategy, the Adviser may sell the Master Fund's portfolio holdings at any time. This may include reinvesting some or all of such sales proceeds in Investment Funds that the Adviser believes will enhance returns over time. Some of these portfolio holdings may be sold at prices less than current carrying values.

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

1.	Financial Statements:

The audited financial statements of each of the Registrant and CPG Carlyle Commitments Master Fund, LLC for the fiscal year ended March 31, 2019, including the reports of the Registrant's and CPG Carlyle Commitments Master Fund, LLC's independent registered public accounting firm, and the unaudited financial statements of each of the Registrant and CPG Carlyle Commitments Master Fund, LLC for the semi-annual period ended September 30, 2018, are incorporated by reference in the Statement of Additional Information to the Registrant's Annual Report and Semi-Annual Report.

2.	Exhibits:

	(a)(1)	Certificate of Formation(1)

	(a)(2)	Certificate of Amendment(2)

	(a)(3)	Certificate of Amendment(2)

	(a)(4)	Form of Second Amended and Restated Limited Liability Company Agreement, dated March 16, 2017(2)

	(b)	Not Applicable

	(c)	Not Applicable

	(d)(1)	Rule 18f-3 Plan(3)

	(d)(2)	See Item 25(2)(a)(4)

	(e)	Not Applicable

	(f)	Not Applicable

	(g)	Form of Investment Advisory Agreement(4)

	(h)(1)	Form of Placement Agency Agreement(3)

	(h)(2)	Form of Servicing and Sub-Placement Agency Agreement(5)

	(h)(3)	Form of Distribution Plan, as amended and restated(2)

	(i)	Not Applicable

	(j)	Form of Amended and Restated Custody Agreement(3)

	(k)(1)	Form of Services Agreement*

(k)(2)	Form of Escrow Agreement with respect to Class A Units of Beneficial Interest(3)

(k)(3)	Form of Escrow Agreement with respect to Class I Units of Beneficial Interest(3)

(l)	Not Applicable

(m)	Not Applicable

(n)	Not Applicable

(o)	Not Applicable

(p)	Not Applicable

(q)	Not Applicable

(r)(1)	Code of Ethics of CPG Carlyle Commitments Fund, LLC(5)

(r)(2)	Code of Ethics of Central Park Advisers, LLC(5)

*	Filed herewith.

(1)	Incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on October 30, 2012.

(2)	Incorporated by reference to the respective Exhibits of Amendment No. 6 to the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on March 22, 2017 ("Amendment No. 6").

(3)	Incorporated by reference to the respective Exhibits of Amendment No. 3 to the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on November 25, 2015.

(4)	Incorporated by reference to Exhibit (g)(1) of Amendment No. 1 to the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on January 11, 2013 ("Amendment No. 1").

(5)	Incorporated by reference the respective Exhibits of Amendment No. 8 to the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on April 10, 2018.

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:*

Legal fees
Blue Sky fees
Printing
Miscellaneous

Total

*	Incorporated by reference to Amendment No. 1.

Item 28. Persons Controlled by or Under Common Control with Registrant:

No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the adviser of the Registrant (the "Adviser"). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of June 30, 2019:

Title of Class	Number of Record Holders

Class A Units of Beneficial Interest	5,181
Class I Units of Beneficial Interest	2,840

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant's Second Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), filed as Exhibit (a)(4) to Amendment No. 6, and to Paragraph 7 of the Registrant's Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as Exhibit (g)(1) to Amendment No. 1. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled "Management of the Fund." Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

SS&C Technologies, Inc., and its affiliates, DST Asset Manager Solutions, Inc. and ALPS Fund Services, Inc., serve as the Registrant's administrator, and maintain certain required accounting related and financial books and records of the Registrant at 430 W. 7th Street, Kansas City, Missouri 64105-1594 and 1290 Broadway, Suite 1100, Denver, CO 80203. The other required books and records are maintained by Central Park Advisers, LLC, 805 Third Avenue, New York, New York 10022.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of July, 2019.

CPG CARLYLE COMMITMENTS FUND, LLC

By:	/s/ Mitchell A. Tanzman
Mitchell A. Tanzman
Authorized Person

Exhibit Index

(k)(1)	Form of Services Agreement